Exhibit 99.2

Letter to Stockholders

March 27, 2025

Dear Harrow Stockholders:

We had a tremendous close to a monumental year – and today, I am pleased to report another period of record financial performance by the Harrow team, with fourth-quarter revenue of $66.8 million, an impressive 84% year-over-year increase. Revenues for 2024 increased 53% to $199.6 million, exceeding the 47% annual growth achieved in the previous year (2022-2023). Notably, these results were attained with only a minimal contribution from the recently relaunched TRIESENCE®, which is anticipated to make a more substantial positive financial impact later this year (see page 5 for more details).

In addition, thanks to our strong financial performance in the fourth quarter, which included net income of $6.8 million and Adjusted EBITDA (a non-GAAP measure1) of approximately $22.5 million, we successfully met the annual leverage ratio term under our senior secured loan agreement, and, as promised, we avoided the need to issue warrants to our lender. This achievement reflects our continued commitment to disciplined execution, profitability, and long-term value creation for our stockholders.

Our steady revenue growth, over many years, is a testament to the strength of our Five-Year Strategic Plan, the discipline behind its execution, and the dedication of the nearly 400-strong members of the Harrow Family, motivated by a common goal of helping patients safeguard one of their most precious gifts – the gift of sight – and increasing the value of our company. While not everything will go our way, much will. Therefore, I expect our growth to continue as we execute our vision of becoming North America’s leading ophthalmic pharmaceutical company.

For the rest of 2025, we are focused on revenue growth from increased IHEEZO® unit demand, improving patient access to VEVYE® and significantly and rapidly growing our U.S. dry eye disease (DED) market share, making TRIESENCE the injectable steroid of choice for U.S. ophthalmologists, and leveraging our portfolio of products and commercial organization throughout the enterprise.

Some stockholders have expressed concerns regarding the potential impact of tariffs on our business. However, based on our analysis, we do not anticipate a noticeable impact on our financial results.

Finally, based on current visibility and consistent with our historical approach to providing directional financial guidance, we are issuing full-year 2025 revenue guidance of “over $280 million,” with our higher-margin branded business expected to drive the lion’s share of our growth. While we anticipate typical seasonal revenue patterns, we expect the momentum from recent initiatives to begin gaining traction in the second quarter and continue to build throughout the remainder of 2025.

Fourth Quarter and Full-Year 2024 Financials

Harrow delivered record revenues in the fourth quarter of 2024, reaching $66.8 million, an 84% increase over the prior year’s fourth quarter revenues of $36.4 million and a 36% sequential increase over the third quarter of 2024 revenues of $49.3 million. Full-year 2024 revenues grew 53% to $199.6 million from $130.2 million in 2023 – a reflection of our strong execution and strategic portfolio expansion.

1

GAAP net income for the fourth quarter of 2024 was $6.8 million compared with a GAAP net loss in the prior year’s fourth quarter of $(9.1) million. Core net income (a non-GAAP measure1) for the fourth quarter of 2024 was $11.4 million compared with a core net loss of $(7.0) million in the prior year’s fourth quarter.

Adjusted EBITDA (a non-GAAP measure1) for the fourth quarter of 2024 increased to $22.5 million compared with Adjusted EBITDA of $2.6 million during the same quarter last year. Adjusted EBITDA for full-year 2024 increased 43% to $40.3 million compared with Adjusted EBITDA for full-year 2023 of $28.1 million.

As of December 31, 2024, cash and cash equivalents totaled $47.2 million. Accounts receivable stood at $116.4 million, reflecting the robust increase in branded sales. However, during the fourth quarter, we extended payment terms to our largest distributor customer, a Fortune 500 company, to allow end users of our branded products to complete revenue cycles before making payments. While this negatively impacted our cash flows from operations by approximately $17.8 million in the fourth quarter, our strong cash position allowed us to extend this strategic concession without compromising stability. Given the distributor’s financial strength and reliability, we view this as a prudent credit decision and remain confident in the long-term benefits of this approach. Importantly, going forward and beginning in 2025, we do not expect to see impacts from these kinds of working capital changes and should be back on track to producing cash flow from operations.

GAAP gross margins were 79% for the fourth quarter of 2024 compared to 69% in the same quarter in 2023. Core gross margins (a non-GAAP measure1) rose to 84% in the fourth quarter of 2024 compared with 75% in the same period in 2023. GAAP gross margins were 75% for full-year 2024 compared to 70% in full-year 2023, with core gross margins being 80% for full-year 2024 compared with 77% for full-year 2023.

A key highlight of the fourth quarter was the continued strong performance of IHEEZO and VEVYE, both of which surpassed the threshold of contributing 10% or more of total Harrow revenues. As a result, we reported individual revenues for these products in the Form 10-K filing, as reflected in the table below:

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2024		2023		2024		2023
IHEEZO	$22,805,000	34%	$10,548,000	29%	$49,303,000	25%	$20,621,000	16%
VEVYE	15,962,000	24%	1,766,000	5%	28,061,000	14%	1,766,000	1%
Other branded products	7,028,000	10%	1,919,000	5%	37,836,000	19%	15,124,000	12%
Other revenues	540,000	1%	2,162,000	6%	915,000	-%	12,747,000	10%
Branded revenue, net	46,335,000	69%	16,395,000	45%	116,115,000	58%	50,258,000	39%
ImprimisRx revenue, net	20,496,000	31%	19,960,000	55%	83,499,000	42%	79,935,000	61%
Total revenues, net	$66,831,000	100%	$36,355,000	100%	$199,614,000	100%	$130,193,000	100%

The strength of our branded pharmaceutical portfolio – particularly the outstanding growth of IHEEZO and VEVYE – highlights the increasing market adoption of our innovative ophthalmic pharmaceutical products. With IHEEZO contributing 34% of total revenue and VEVYE accounting for 24% of sales in the fourth quarter of 2024, we see a clear shift toward a more diversified and higher-margin revenue base.

As we move into 2025, in addition to the traditional quarter-to-quarter revenue build we experienced in 2024, we expect growth across our branded portfolio, enhancing profitability through operational efficiencies and strategically positioning Harrow for continued leadership in the ophthalmic pharmaceutical sector.

[1]	A reconciliation of all non-GAAP measures can be found starting on page 10 of this letter.

2

VEVYE® Access for All

VEVYE is a patented formulation of 0.1% cyclosporine delivered in a semi-fluorinated alkane (SFA) vehicle, indicated for the signs and symptoms of DED. It is also the only SFA-based product in the U.S. market that contains an anti-inflammatory active pharmaceutical ingredient, differentiating it in function and feel from every competitor.

January 2025 marked the first anniversary of VEVYE’s launch, with physician and patient interest continuing to exceed our expectations, particularly regarding our exceptional refill rate. VEVYE’s prescription growth rose by 44% from the third quarter to the fourth quarter of 2024 (see slide 7 of our 4Q24 corporate deck). National market share gains were impressive, with VEVYE approaching 5% of the total DED market, based on IQVIA datasets.

Our commercial team has done a fantastic job spearheading VEVYE’s debut, leveraging prescriber and patient dissatisfaction with older, less efficacious, and less tolerable treatments that led many to over-the-counter (OTC) non-disease-modifying options. However, with the introduction of more effective and tolerable prescription products like VEVYE, these patients are returning to prescription therapies, resulting in market expansion for the prescription category – and an outstanding first year for VEVYE.

The real VEVYE market share story is in many discrete markets where VEVYE massively outperforms national market share numbers. In fact, we have a greater than 10% share in eight major metropolitan markets we cover.

Here is the even better VEVYE news: We believe we have a clear signal that we can achieve our market leadership goals for VEVYE – including double-digit market share status in other major markets – with a few tweaks to our market access program.

Regarding market access, even the most phenomenal drugs can still fail due to procedural and financial barriers, as well as other logistical impediments, which are often imposed by middlemen between patients, prescribers, and the necessary prescription medications. The net effect for patients is not having access to what they are prescribed. Access is critical to ensuring patients benefit from the best available treatments, and Harrow is 100% committed to rooting out and eliminating access barriers to VEVYE. After all, a great clinical option like VEVYE means little if patients can’t obtain or afford it.

To match words with action, we recently launched the groundbreaking VEVYE® Access for All Program. This program guarantees access to VEVYE for eligible patients and health plans, ensuring that every patient can affordably start treatment without obstacles. I believe this is the most generous market access program in the U.S. prescription dry eye market.

VEVYE Access for All unshackles eyecare professionals and their staff from the costs of managing prior authorizations, “step-therapy,” and other administrative burdens. It improves VEVYE accessibility for patients with Medicare Part D, Commercial insurance, Medicaid, or no insurance. It also expands our market by providing affordable access to a disease-modifying prescription product choice for individuals suffering from dry eye who currently use high-priced OTC tear substitutes and lubricants.

I expect VEVYE Access for All, coupled with another soon-to-be-announced program, to accelerate our market momentum, increase commercially covered prescriptions, and strengthen prescriber confidence by ensuring that when they write a VEVYE prescription, their patients will receive it – free from any implicit challenge to their professional ethics or clinical intelligence.

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For Harrow stockholders, VEVYE Access for All should translate into higher prescription volumes – both initial fills and refills – and steady revenue growth for our VEVYE franchise. Most importantly, it ensures profitability for every VEVYE prescription without forcing Harrow to “invest in coverage” and risk losing money on a significant portion of these prescriptions. In industry terms, “investing in coverage” typically means offering large rebates to middlemen over several years in exchange for formulary access. In competitive markets like dry eye disease, these rebates, combined with other steep commercial costs, can result in a net loss per prescription that is hard to reverse. Even worse, for most branded dry eye products, patients often face out-of-pocket costs exceeding what most patients will now pay for VEVYE, regardless of insurance coverage or formulary status. And – even worse for prescribers – they remain on the hook to wrestle with prior authorization and step-therapy hassles. I hope our stockholders are pleased with the approach we’ve decided to take!

Lastly, during the second quarter of 2025, some of our partners will cease reporting VEVYE prescription data to third-party aggregators, such as IQVIA. Consequently, VEVYE data from these sources will soon become more inaccurate. That said, we will continue to update the market with certain performance metrics in our public-facing communications at the end of each reporting period.

Harrow’s Posterior Segment

Harrow’s posterior segment portfolio includes IHEEZO and TRIESENCE. This portfolio achieved significant milestones during the fourth quarter, driven by our all-star commercial team that delivered increased product adoption, expanded and strengthened strategic relationships with the U.S. retina community, and fostered strong customer engagement by highlighting the clinical merits of our product portfolio.

Of note, during the fourth quarter, Harrow executed its first agreement with a Group Purchasing Organization (GPO) for both IHEEZO and TRIESENCE, providing access to a key product procurement marketplace relied upon by retina accounts of all sizes. This first GPO agreement has been well received, enhancing awareness of both products. Harrow is already planning additional GPO agreements to expand market access, increase product visibility, and streamline the ordering process for the retina community.

Harrow remains focused on expanding patient access and utilization for IHEEZO and TRIESENCE across Medicare and commercial patient populations. This commitment is exemplified by the late January 2025 launch of “Harrow Cares,” a comprehensive program designed to enhance access and affordability. The initiative streamlines enrollment, accelerates therapy initiation, and provides personalized support, empowering retina specialists to confidently utilize IHEEZO and TRIESENCE in their practices. Additionally, Harrow is strengthening its engagement with the retina community through peer-to-peer education, key opinion leader (KOL) collaborations, and strategic initiatives at major industry congresses.

IHEEZO Update

Our previously announced “Retina Pivot” drove IHEEZO’s strong momentum in the fourth quarter, with customer unit demand volumes increasing 43% to 49,130 units compared with 34,468 units in the third quarter of 2024. This represents IHEEZO’s highest quarter-over-quarter revenue growth since its launch in April of 2023 and resulted in revenue of $23 million in the fourth quarter of 2024, or 34% of Harrow’s total revenues. Customer unit demand remains on the rise, supported by an impressive 86% reorder rate, consistent numbers of new IHEEZO accounts, and positive feedback from physicians and patients regarding the numerous clinical benefits IHEEZO offers. Given the overall market opportunity for IHEEZO, while there will be quarterly fluctuations in unit demand, we expect meaningful and continued year-over-year revenue growth for many years.

4

TRIESENCE Update

As expected, TRIESENCE is fulfilling a critical unmet market need. Highly trusted by eyecare physicians and much preferred over the potentially dangerous off-label alternatives, TRIESENCE has a broad label and cost advantages over other branded steroids. These factors have enabled us to position TRIESENCE as a clinically compelling choice for retina specialists during this relaunch. Since its relaunch in October 2024, Harrow has expanded its customer base by over 230 new accounts, significantly increasing its presence among retina specialists nationwide.

With the above said, eyecare professionals will not purchase TRIESENCE if they cannot receive adequate and timely reimbursement. When we acquired TRIESENCE, market access activities were not maintained and needed attention. Our team has been working diligently and has made significant progress. As you will see below, we are optimizing access for prescribers and patients at both private and public payor levels, with more payers establishing coverage for TRIESENCE in office and hospital settings. We expect this trend to continue, enabling TRIESENCE to contribute more meaningfully to our revenues. Here are some specific TRIESENCE wins our team is responsible for:

●	We recently announced a five-year strategic supply and development agreement for TRIESENCE with the current U.S.-based contract manufacturing organization (CMO) producing TRIESENCE. This agreement will increase supply assurance by leveraging more than 15 years of experience with the TRIESENCE manufacturing process

●	We also announced that we had begun developing a next-generation version of TRIESENCE and intend to submit a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) before the end of 2027.

●	The TRIESENCE permanent, product-specific J-Code (J3300), which enables individual billing in the in-office setting for ophthalmologists, optometrists, and retina specialists, has now been successfully billed by all 12 Medicare Administrative Contractors (MACs).

●	The Centers for Medicare & Medicaid Services (CMS) recently published and confirmed the Average Sales Price (ASP) amount for TRIESENCE, effective April 1, 2025. This transparency provides clarity into the expected reimbursement per unit, assurance of coverage through Medicare (including Medicare Advantage), and market validation for ASP pricing among commercial carriers – all while offering physicians greater simplicity and predictability in the adjudication and reimbursement process for TRIESENCE.

●	CMS recently granted TRIESENCE transitional pass-through reimbursement status – similar to what was granted to IHEEZO in March 2023. Starting on April 1, 2025, and for the following three years, TRIESENCE will be eligible for separate, full reimbursement outside of the bundled surgical payment in both Ambulatory Surgery Center (ASC) and Hospital Outpatient Department (HOPD) settings of care. This change is particularly beneficial for ASCs, where procedures are typically reimbursed under a bundled payment system that includes both the procedure and the associated drugs. With pass-through status, ASCs can now receive reimbursement based on the Average Sales Price (ASP) + 6% in both the ASC and HOPD settings of case.

Specialty Branded Products

Our Specialty Branded Products (SBPs), one of the broadest portfolios in the North American market, consists of ILEVRO®, NEVANAC®, VIGAMOX®, MAXITROL®, MAXIDEX®, IOPIDINE®, NATACYN™, FLAREX®, TOBRADEX® ST, VERKAZIA®, FRESHKOTE®, and ZERVIATE®. These trusted products have helped establish Harrow as a leading ophthalmic pharmaceutical company by ensuring eyecare professionals can access these important products. For our stockholders, this portfolio represents a strong and growing financial asset, driving meaningful revenue and margin contributions that support Harrow’s continued success.

5

ImprimisRx

ImprimisRx performed well during the fourth quarter, contributing record quarterly revenues and the highest annual revenue level in its 10-plus-year history.

As some of you may know, the Harrow you know today was largely built by leveraging ImprimisRx. Consistent with that theme, we launched Project Beagle this year, a 360-degree review of opportunities to offer ImprimisRx customers a Harrow-owned FDA-approved SBP alternative to a compounded formulation. To be clear, we are not exiting compounding. Thousands of U.S. eyecare professionals rely on our ImprimisRx compounded products to treat sight-threatening and sight-preserving conditions. ImprimisRx products are also used by numerous eyecare professionals each year to help give the gift of sight to tens of thousands of patients worldwide in medical missions. I don’t want our commitment to support mission work ever to end. That said, we’ve successfully reduced the cost structure for many of our SBPs (manufactured by third-party CMOs) to the point that we can lower costs for customers while potentially increasing our profitability.

Finally, during the fourth quarter of last year, we announced that we had received a $34.9 million jury verdict award in the case of ImprimisRx, LLC v. OSRX, Inc. (OSRX). The eight-member jury in this case unanimously found OSRX, Inc. or Ocular Science, Inc. acted with malice, fraud, or oppression and willfully engaged in trademark infringement and unfair competition under California and federal law. As a part of their verdict, the jury awarded over $20 million in punitive damages. We look forward to updating our stockholders as this case progresses through the final litigation stages before collection proceedings can commence.

Future Acquisitions

Andrew and I are excited about a few acquisition and in-licensing opportunities we’ve been working on. As usual, there are two sides to every deal, and we cannot control whether we will ultimately close any specific deal. Count on us to not waver from our approach to acquisitions and the co-opted “Buffett Criteria” I described in my last Letter to Stockholders, requiring that an opportunity must be (1) meaningful, (2) sensible, and (3) increase stockholder value on a per-share basis. We have zero interest in risky science projects. Instead, we look for very “easy pitches” – meaning (a) a clear and defined regulatory pathway, (b) limited development investment requirements and rapid completion of development to an NDA submission, and (c) an informed expectation of payment sufficient to generate an attractive return on our investment.

One opportunity may be with a business we founded – Melt Pharmaceuticals, Inc. (Melt). Melt is a clinical-stage pharmaceutical company focused on developing non-opioid, non-IV sedation therapeutics for medical procedures in the hospital, outpatient, and in-office settings – including ophthalmic procedures. Melt’s core intellectual property is the subject of multiple granted patents in North America, Europe, Asia, and the Middle East. Harrow already owns approximately 45% of Melt’s equity interests and a 5% royalty interest in Melt’s MELT-300 program. For Harrow stockholders, an FDA-approved MELT-300 would result in a loss of revenue from ImprimisRx’s compounded MKO Melt, equivalent to approximately 1% of our overall revenue. However, concurrently, Harrow would expect an increased value in its Melt equity and a royalty structure that could far exceed the profits from the MKO Melt. With projected sales of over 175,000 MKO Melt units in 2025, an FDA-approved MELT-300 could significantly boost market unit demand, setting the stage for a powerful launch and potentially serving as another example of Project Beagle.

6

Capital Structure

Below are the details of Harrow’s current debt obligations, which total approximately $222.75 million:

Type	Principal Amount (in millions)	Details	Issued	Maturing
Senior Debt	$107.50	Oaktree facility, interest-only	Mar 2023	Jan 2026
Unsecured Senior Notes	$75.00	Nasdaq: HROWL, 8.625% interest rate	Apr 2021	Apr 2026
Unsecured Senior Notes	$40.25	Nasdaq: HROWM, 11.875% interest rate	Dec 2022	Dec 2027

We are currently engaged in discussions with our lenders and other potential partners to review options for refinancing or fully or partially repaying our debt obligations. These discussions involve multiple parties.

Our objective is to reduce our cost of capital, enhance financial flexibility, and ensure that we have the necessary resources to continue pursuing strategic opportunities. Given the business’s performance, we remain confident in our ability to achieve these goals in a manner that delivers long-term value to our stockholders.

Finally, it’s worth highlighting that Andrew and I have been working for over 12 years for our equity in Harrow. A substantial portion of our personal net worth is invested in Harrow common stock – shares we have earned, purchased for cash, and never sold. Therefore, rest assured that our interests are aligned, and we are working diligently to ensure that Harrow’s debt does not jeopardize the value of Harrow’s common stock – now or in the future.

Conclusion

I hope you are pleased with our 2024 performance and the expectations we have set for this year. Last year, there are things we could have done better, but we ultimately got many things right. All in all, it was an incredibly positive year of growth, setting the stage for our march toward achieving the long-term goals outlined in our Five-Year Strategic Plan. With 2025 underway, we aim to accelerate our momentum and reach even more remarkable successes this year and beyond.

To our stockholders, partners, and the entire Harrow Family, thank you for your trust and support. The future at Harrow is bright, and we look forward to sharing its promise with each of you. As many of you have heard me say… and it remains my perspective – “We are just getting started!”

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2024	2023	2022	2021	2020	2019
	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2024	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

7

Fourth Quarter and Full-Year 2024 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months and year ended December 31, 2024 and for the same periods in 2023 are as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Total revenues	$66,831,000	$36,355,000	$199,614,000	$130,193,000
Cost of sales	14,135,000	11,302,000	49,245,000	39,640,000
Gross profit	52,696,000	25,053,000	150,369,000	90,553,000
Selling, general and administrative	34,789,000	26,212,000	129,064,000	83,090,000
Research and development	4,755,000	3,336,000	12,230,000	6,652,000
Impairment of long-lived assets	253,000	380,000	253,000	380,000
Total operating expenses	39,797,000	29,928,000	141,547,000	90,122,000
Income (loss) from operations	12,899,000	(4,875,000)	8,822,000	431,000
Total other expense, net	(6,636,000)	(4,808,000)	(26,142,000)	(24,141,000)
Income tax benefit (expense )	514,000	535,000	(161,000)	(701,000)
Net income (loss) attributable to Harrow, Inc.	$6,777,000	$(9,148,000)	$(17,481,000)	$(24,411,000)
Net income (loss) per share:
Basic	$0.19	$(0.26)	$(0.49)	$(0.75)
Diluted	$0.24	$(0.26)	$(0.49)	$(0.75)

Core Results (Non-GAAP Measures)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three months and year ended December 31, 2024 and for the same periods in 2023 are as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Total revenues	$66,831,000	$36,355,000	$199,614,000	$130,193,000
Gross margin	79%	69%	75%	70%
Core gross margin(1)	84%	75%	80%	77%
Net income (loss)	6,777,000	(9,148,000)	(17,481,000)	(24,411,000)
Core net income (loss)(1)	11,366,000	(7,016,000)	(2,089,000)	(11,512,000)
Adjusted EBITDA(1)	22,489,000	2,563,000	40,327,000	28,119,000
Net income (loss) per share:
Basic	0.19	(0.26)	(0.49)	(0.75)
Diluted	0.24	(0.26)	(0.49)	(0.75)
Core net income (loss) per share:(1)
Basic	0.32	(0.20)	(0.06)	(0.35)
Diluted	0.40	(0.20)	(0.06)	(0.35)

(1)	Core gross margin, core net income (loss), core basic and diluted net income (loss) per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (SEC) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income (loss), and core basic and diluted net income (loss) per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

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Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss), excluding the effects of stock-based compensation and expenses, impairment of intangible assets, interest, taxes, depreciation, amortization, investment (income) loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss), for the three months and year ended December 31, 2024 and for the same periods in 2023:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss)	$6,777,000	$(9,148,000)	$(17,481,000)	$(24,411,000)
Stock-based compensation and expenses	4,794,000	4,175,000	17,619,000	15,696,000
Impairment of intangible assets	253,000	380,000	253,000	380,000
Interest expense, net	6,375,000	5,124,000	22,786,000	21,324,000
Income tax (benefit) expense	(514,000)	(535,000)	161,000	701,000
Depreciation	468,000	435,000	1,850,000	1,530,000
Amortization of intangible assets	4,075,000	2,448,000	11,783,000	10,082,000
Investment (income) loss, net	-	(416,000)	3,171,000	(3,092,000)
Loss on disposal of equipment	-	146,000	-	168,000
Other expense (income), net	261,000	(46,000)	185,000	5,741,000 (1)
Adjusted EBITDA	$22,489,000	$2,563,000	$40,327,000	$28,119,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

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Core Results

Harrow Core Results, including core gross margin, core net income (loss), and core basic and diluted income (loss) per share exclude (1) all amortization and impairment charges of intangible assets, excluding software development costs, (2) net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (FVPL), and preferred stock dividends, and (3) gains/losses on forgiveness of debt. In certain periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three months and year ended December 31, 2024 and for the same periods in 2023:

For the Three Months Ended December 31, 2024
	GAAP Results	Amortization of Certain Intangible Assets	Impairments	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$52,696,000	$3,622,000	$-	$-	$-	$56,318,000
Gross margin	79%					84%
Operating income	12,899,000	4,075,000	253,000	-	-	17,227,000
Income before taxes	6,263,000	4,075,000	253,000	-	261,000	10,852,000
Taxes	514,000	-	-	-	-	514,000
Net income	6,777,000	4,075,000	253,000	-	261,000	11,366,000
Income per share ($)(1):
Basic	0.19					0.32
Diluted	0.24					0.40
Weighted average number of shares of common stock outstanding:
Basic	35,807,767					35,807,767
Diluted	28,317,740					28,317,740

For the Year Ended December 31, 2024
	GAAP Results	Amortization of Certain Intangible Assets	Impairments	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$150,369,000	$10,093,000	$-	$-	$-	$160,462,000
Gross margin	75%					80%
Operating income	8,822,000	11,783,000	253,000	-	-	20,858,000
(Loss) income before taxes	(17,320,000)	11,783,000	253,000	3,171,000	185,000	(1,928,000)
Tax expense	(161,000)	-	-	-	-	(161,000)
Net (loss) income	(17,481,000)	11,783,000	253,000	3,171,000	185,000	(2,089,000)
Basic and diluted loss per share ($)(1)	(0.49)					(0.06)
Weighted average number of shares of common stock outstanding, basic and diluted	35,650,714					35,650,714

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For the Three Months Ended December 31, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Impairments	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$25,053,000	$2,140,000	$-	$-	$-	$27,193,000
Gross margin	69%					75%
Operating (loss) income	(4,875,000)	2,448,000	-	-	-	(2,427,000)
(Loss) income before taxes	(9,683,000)	2,448,000	-	(416,000)	100,000	(7,551,000)
Tax benefit	535,000	-	-	-	-	535,000
Net (loss) income	(9,148,000)	2,448,000	-	(416,000)	100,000	(7,016,000)
Basic and diluted loss per share ($)(1)	(0.26)					(0.20)
Weighted average number of shares of common stock outstanding, basic and diluted	35,353,848					35,353,848

For the Year Ended December 31, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Impairments	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$90,553,000	$9,314,000	$-	$-	$-	$99,867,000
Gross margin	70%					77%
Operating income	431,000	10,082,000	-	-	-	10,513,000
(Loss) income before taxes	(23,710,000)	10,082,000	-	(3,092,000)	5,909,000	(10,811,000)
Tax expense	(701,000)	-	-	-	-	(701,000)
Net (loss) income	(24,411,000)	10,082,000	-	(3,092,000)	5,909,000	(11,512,000)
Basic and diluted loss per share ($)(1)	(0.75)					(0.35)
Weighted average number of shares of common stock outstanding, basic and diluted	32,616,777					32,616,777

(1)	Core basic and diluted income (loss) per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted income (loss) per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

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